168 Putnam Tax-Free Health Care Fund attachment
11/30/05 Semi-Annual

Shareholder meeting results
(Unaudited)

October 28, 2005 meeting

The annual meeting of shareholders of the fund was convened on October 28, 2005.
At that meeting, consideration of all proposals was adjourned to a final meeting held on December 27, 2005.

December 27, 2005 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:
      						Votes for 	Votes withheld
Jameson A. Baxter 				9,289,877 	1,307,782
Charles B. Curtis 				9,292,262 	1,305,397
Myra R. Drucker 				9,311,710 	1,285,949
Charles E. Haldeman, Jr. 			9,308,951 	1,288,708
John A. Hill 					9,292,568 	1,305,091
Paul L. Joskow 					9,302,139 	1,295,520
Elizabeth T. Kennan 				9,302,259 	1,295,400
John H. Mullin, III 				9,300,155 	1,297,504
Robert E. Patterson 				9,304,619 	1,293,040
George Putnam, III 				9,292,446 	1,305,213
W. Thomas Stephens 				9,187,862 	1,409,797
Richard B. Worley  				9,309,271 	1,288,388

A proposal to amend the funds fundamental investment restriction with respect to borrowing and senior securities to permit the fund to engage in investment leverage was approved as follows:

	Votes for 	Votes against 	 	Abstentions 	Broker non-votes
	6,943,559 	2,263,190 		397,604 		993,306

A proposal to approve the Amended and Restated Management Contract between the fund and Putnam Investment Management, LLC, which provides for payment of management fees with respect to fund assets attributable to investment leverage, was approved as follows:

	Votes for 	Votes against 		Abstentions 	Brokers non-votes
	6,968,527 	2,209,038 		426,788 		993,306

All tabulations are rounded to nearest whole number.